INTERMEC DEFERRED COMPENSATION PLAN
ACTION AND SECOND AMENDMENT

The undersigned authorized officers of Intermec, Inc. take the following actions and make the following amendments to the Intermec Deferred Compensation Plan, As Amended and Restated as of January 1, 2008 (“Plan”), effective immediately:

1.	Section 2.01(a)(ii) shall be amended to eliminate eligibility for a match for certain employees (consistent with the amendment in paragraph 2, below) and shall hereafter read as follows:

Eligible Employees are selected by the Employer.

2.
Section 5.01(a)(1)(D) shall be amended to eliminate the special match for Participants who were not offered an opportunity to make a deferral election for a year, so that such Section shall hereafter read as follows:

80% of the product of:  (a) eligible Compensation for the Plan Year (to the extent it exceeds the limit under Section 401(a)(17) of the Code for the calendar year when paid), times (b) the percentage (but not exceeding 4%) that the Employee elected for such calendar year.

3.	The first sentence of Section 10.1 of the Plan is amended to read as follows:

The Plan Sponsor reserves the right to amend the Plan (for itself and each Employer) through action of its Board of Directors, or such officers of the Plan Sponsor as have been authorized to amend the Plan.

In all other respects, the terms of the Plan shall remain in full force and effect.

The foregoing actions are hereby taken on this 18th day of March, 2010.

 Intermec, Inc.

By /s/ Jeanne Lyon
      Jeanne Lyon
      Vice President, Human Resources

By /s/ Robert Driessnack
Robert Driessnack
Chief Financial Officer